Exhibit 10.2

Separation Agreement and Release

This Separation Agreement and Release (the “Agreement”) sets forth the terms of the separation of John L. Armstrong, Jr. (“you” or “your”) from employment with CorMedix Inc. (the “Company”). If you understand and agree with these terms, please sign in the space provided below. If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers. We will refer to this document as the “Agreement.”

Termination and Termination Date. You and the Company have agreed that you are retiring from employment with the Company and your last day of work with the Company will be October 4, 2021 (“Termination Date”). You hereby acknowledge that all officer, director and other positions you may have held with the Company and its affiliates terminate effective as of the Termination Date without further action by either party hereto.

Period of Service. The Company acknowledges that you have five years of service with the Company as of the Termination Date for purposes of eligibility for retirement with respect to your vested stock options.

Consideration. In exchange for the promises contained in this Agreement and in accordance with the terms of the Employment Agreement dated April 17, 2020 between you and the Company (the “Employment Agreement”), the Company will pay or provide you with the following if you sign and do not revoke this Agreement:

●	Base salary as of the date of this Agreement ($27,083.33 per month) for a period of nine (9) months following the Termination Date, which shall be payable in accordance with the Company’s payroll practices and procedures beginning no later than the 30th day following the Termination Date. The first payment will include unpaid installments for the period from the Termination Date to the first payment date.

●	Prorated annual bonus for 2021 (if any) based upon and subject to the actual achievement of the objectives established by the Board of Directors of the Company (“Board”) for the 2021 year, which shall be paid at the date on which the annual bonus would have been paid had you continued in employment (and which bonus is expected to be zero); the prorated bonus, if any, shall be calculated by multiplying the annual bonus amount determined by the Board by a fraction, the numerator of which is the number of days preceding the Termination Date in 2021 and the denominator of which is 365.

●	Lump sum payment of $54,166.66, which represents base salary for 60 days as pay in lieu of notice. The payment will be made no later than the 30th day following the Termination Date.

●	If you timely elect continued health insurance coverage under COBRA, monthly payment of a portion of your COBRA premium for a period of nine (9) months following the Termination Date or until you become eligible for group health insurance coverage under another employer’s plan, whichever occurs first. Such portion shall be equal to the monthly amount paid by the Company for active coverage as of the Termination Date for you and your eligible dependents. The COBRA payments shall begin on the date on which the salary continuation payments commence.

●	All time-based stock options that are scheduled to vest on or before the first anniversary of the Termination Date (i.e., October 4, 2022) shall be accelerated and deemed to have vested as of the Termination Date. Your performance-based stock options which are not vested as of the Termination Date shall not accelerate and shall be forfeited as of the Termination Date. The Company will provide you with a schedule of your vested stock options within two days following the Termination Date.

●	You shall have met the requirements for retirement eligibility as of the Termination Date for purposes of your vested stock options, and the Company agrees that all of your vested stock options may be exercised through the three-year anniversary of the Termination Date (i.e., October 4, 2024) (but not beyond the end of the option term) in accordance with the grant agreements.

Payments Without Regard to this Agreement. Whether or not you sign and do not revoke this Agreement, you shall receive (i) payment of any accrued but unpaid salary and paid time off through the Termination Date, (ii) payment of any reimbursable business expenses incurred before the Termination Date subject to the Company’s policies, and (iii) payment of any amounts due under any benefit plan or program in accordance with its terms through the Termination Date (“Accrued Compensation”). The Accrued Compensation shall be paid as soon as practicable after the Termination Date, consistent with the terms of any applicable benefit plan or Company policy.

Release of Claims. In exchange for the payments and benefits described in the “Consideration” section, you hereby waive all claims available under federal, state or local law against the Company, its parent, partners and affiliates, and its and their respective directors, officers, employees, agents, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers and reinsurers of such plans) past, present, and future, their heirs, executors, administrators, representatives, successors and assigns (collectively, the “Releasees”), arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, the New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Earned Sick Leave Law, New Jersey Wage Payment Law, New Jersey Wage and Hour Law, New Jersey WARN Laws, retaliation provisions of New Jersey Workers’ Compensation Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs. You are not waiving your right to vested benefits under the written terms of the Company 401(k) plan or any other employee or executive benefit plan, claims for unemployment or workers’ compensation benefits, any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company, claims arising after the date on which you sign this Agreement, claims that are not otherwise waivable under applicable law, or claims to indemnification under Section 11 of the Employment Agreement. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

Legal Fees. The Company will reimburse you for up to $10,000 of reasonable legal fees incurred in the review and negotiation of this Agreement.

Limit on Disclosures. You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities section below, or as otherwise permitted by law. This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Provisions of Employment Agreement Remaining In Full Force and Effect. You agree to comply with the confidentiality, inventions, non-competition, non-solicitation and non-disparagement provisions of the Employment Agreement, which shall remain in effect according to their terms; provided that the non-solicitation covenant in Section 6(c)(i) of the Employment Agreement (relating to non-solicitation of employees, consultants and independent contractors) shall extend for two years after the Termination Date, instead of one year. All payments and benefits under the “Consideration” section of this Agreement shall cease if you breach any of these provisions of the Employment Agreement The Company agrees to comply with the Indemnification provision in Section 11 of the Employment Agreement as though incorporated fully herein.

Cooperation. You agree to cooperate fully and in a timely manner with the Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to your employment with the Company, to provide consulting services as needed to assist in the transition to a new Executive Vice President, Technical Operations, and otherwise to continue to be available to advise and consult as requested by the Company with respect to matters relating to the period during which you served as Executive Vice President, Technical Operations. This cooperation may include answering questions relating to the transition of your duties, appearing from time-to-time for conferences and interviews, including participating in calls initiated by the Board or the then-Executive Vice President, Technical Operations, with employees and other key stakeholders relating to the transition of your responsibilities, and providing the officers of the Company and its counsel with the full benefit of your knowledge with respect to any such matter. Subject to the Company’s prior approval, the Company will reimburse you for reasonable out-of-pocket costs and expenses such as travel expenses, with respect to such cooperation and will endeavor to set meeting times that are mutually agreeable.

You further agree that any statements that you make to employees, vendors, shareholders, other constituents, or others regarding your termination from employment shall be consistent with this Agreement and any statements made by the Company and shall be subject to the prior approval of the Board.

Indemnification. The Company shall defend and indemnify you in regard to your employment with the Company, its affiliates and its benefit plans as described in Section 11 of the Employment Agreement. In the event that you are made or threatened to be made a party to, or are otherwise involved in, any action, suit or proceeding by reason of your service with the Company, you agree to provide the Chair of the Board with prompt written notice of such matter. In the event that you seek indemnification with respect to legal fees relating to any such matter under the Company’s bylaws, any directors and officers insurance, or otherwise, the Company shall have the right to approve any counsel with respect to such matter in advance of any legal fees being incurred. The provisions of this paragraph do not expand any provisions of the bylaws or any directors and officers insurance with respect to indemnification.

Reports to Government Entities. Nothing in this Agreement, including the Limit on Disclosures or Release of Claims sections, restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation, including alleged criminal conduct or sexual harassment, to, or from filing any type of claim, charge or complaint, or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, you agree and understand that you are waiving your right to receive any individual monetary relief from the Releasees resulting from such claims or conduct, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Releasees will be entitled to seek an offset for the payments made pursuant to this Agreement. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. You do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and you do not need to notify the Company that you have engaged in such conduct. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information or trade secrets of the Company, you agree to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Non-Admission of Liability. Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due. You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payments described in the “Consideration” and “Payments Without Regard to this Agreement” sections of this Agreement.

Acknowledgement of Voluntariness and Time to Review. You acknowledge that:

●	you read this Agreement and you understand it;

●	you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;

●	you were offered at least 21 days to consider your choice to sign this Agreement;

●	the Company advises you to consult with an attorney about this Agreement;

●	you know that you can revoke this Agreement within 7 days of signing it and that the Agreement does not become effective until that 7-day period has passed (“Effective Date”). To revoke, provide written notice of revocation to Phoebe Mounts at the Company, at pmounts@cormedix.com; and

●	you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review the Agreement.

Return of Records and Equipment. You agree that you have returned all Company property, including but not limited to the Company provided laptop, keys, ID card, cell phone, PDA, and Company documents and information (either hard copy or electronic) other than records related solely to your own compensation or benefits.

Tax Withholding. All payments under this Agreement shall be made subject to applicable tax withholding.

Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code, or an exemption, and the provisions of this section shall apply notwithstanding any provisions of this Agreement to the contrary. Payments and benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with section 409A of the Code and in no event shall the Company be liable for any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with section 409A of the Code.

Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings regarding all of the subjects specifically covered by this Agreement. This Agreement may be changed only by a written document signed by you and an authorized representative of the Company.

Severability. In the event a court, arbitrator or other entity with jurisdiction determines that any portion of this Agreement (other than the general release section) is invalid or unenforceable, the remaining portions of the Agreement shall remain in full force and effect.

Governing Law. This Agreement shall be governed by the laws of New Jersey without reference to that jurisdiction’s choice of law rules.

The Company hereby advises you to consult with an attorney prior to signing this Agreement. You acknowledge that you have had a reasonable amount of time to consider the terms of this Agreement and you sign it with the intent to be legally bound.

CORMEDIX INC.

/s/ Matthew David
Date:	October 4, 2021

JOHN L. ARMSTRONG, JR.

/s/ John L. Armstrong, Jr.
Date:	October 4, 2021

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